Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2021 Results

Third Quarter Key Metrics
•Total revenue increased 13% to $2.7 billion, including organic revenue growth of 12%
•Operating margin decreased 4,810 basis points to (29.6)%, and operating margin, adjusted for certain items, decreased 30 basis points to 22.1%, including a negative impact of 240 basis points from the repatterning of discretionary expenses as previously described
•EPS decreased to $(3.99), and EPS, adjusted for certain items, increased 14% to $1.74
•For the first nine months of 2021, cash flows from operations decreased 38% to $1,251 million, and free cash flow decreased 40% to $1,149 million

Third Quarter Highlights
•Announced the Aon United Growth Ownership Plan, enabling virtually all colleagues globally to share in the firm’s current and future success
•Repurchased 4.4 million class A ordinary shares for approximately $1.3 billion

DUBLIN - October 29, 2021 - Aon plc (NYSE: AON) today reported results for the three months ended September 30, 2021.

Net income (loss) attributable to Aon shareholders was $(900) million, or $(3.99) per share, compared to $275 million, or $1.18 per share, in the prior year period. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 14% to $1.74, including a favorable impact of $0.02 per share if prior year period results were translated at current period foreign exchange rates (“foreign currency translation”), compared to $1.53 in the prior year period. Certain items that impacted third quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 10 of this press release.

“In the third quarter, our team delivered outstanding results, including 12% organic revenue growth translating into 14% growth in adjusted earnings per share,” said Greg Case, Chief Executive Officer. “This performance is driven by great execution of our Aon United Blueprint and the work our colleagues do every day to ensure clients are better informed, better advised and able to make better decisions to protect and grow their businesses. Our focus on unmet client needs related to new forms of volatility, workforce resiliency, and access to capital make us more relevant to current clients and more capable of addressing a broader marketplace, positioning Aon to deliver substantial ongoing value to clients and shareholders.”

THIRD QUARTER 2021 FINANCIAL SUMMARY

Total revenue in the third quarter increased 13% to $2.7 billion compared to the prior year period driven by 12% organic revenue growth and a 2% favorable impact from foreign currency translation, partially offset by a 1% unfavorable impact from acquisitions, divestitures, and other.

Total operating expenses in the third quarter increased 80% to $3.5 billion compared to the prior year period due primarily to a $1.3 billion increase in charges related to terminating the combination with Willis Towers Watson and related costs, an increase in expense associated with 12% organic revenue growth, a $65 million negative impact from the repatterning of discretionary expenses within the year, as previously described, and a $36 million unfavorable impact from foreign currency translation, partially offset by a $10 million decrease in amortization and impairment of intangible assets that occurred in the prior period.

Foreign currency translation in the third quarter had a $4 million, or $0.02 per share, favorable impact on U.S. GAAP net income and a $6 million, or $0.02 per share, favorable impact on adjusted net income. If currency were to remain stable at today’s rates, the Company would expect an insignificant impact per share in the fourth quarter of 2021.

Effective tax rate used in the Company’s U.S. GAAP financial statements in the third quarter was (2.6)%, compared to 22.5% in the prior year period. The primary driver of the change in the U.S. GAAP tax rate was the impact of the termination fee(1) and additional payments related to terminating the combination with Willis Towers Watson and related costs. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the third quarter of 2021 increased to 23.9% compared to 20.1% in the prior year period. The primary drivers of the change in the adjusted tax rate were the geographical distribution of income and the impact of discrete items.

Weighted average diluted shares outstanding decreased to 225.4 million in the third quarter compared to 233.5 million in the prior year period. The Company repurchased 4.4 million Class A Ordinary Shares for approximately $1.3 billion in the third quarter. As of September 30, 2021, the Company had approximately $3.7 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2021 CASH FLOW SUMMARY
Cash flows provided by operations for the first nine months of 2021 decreased $772 million, or 38%, to $1,251 million compared to the prior year period, primarily due to the $1 billion termination fee payment and additional payments related to terminating the combination with Willis Towers Watson and related costs, partially offset by strong revenue growth and a $86 million decrease in restructuring cash outlays. The prior year period included near-term actions taken due to uncertainty surrounding COVID-19.

Free cash flow, defined as cash flows from operations less capital expenditures, decreased 40%, to $1,149 million for the first nine months of 2021 compared to the prior year period, reflecting a decrease in cash flows from operations, partially offset by a $17 million decrease in capital expenditures.

THIRD QUARTER 2021 REVENUE REVIEW
The third quarter revenue reviews provided below include supplemental information related to organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 9 of this press release.

	Three Months Ended September 30,
(millions)	2021	2020	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,505	$1,320	14%	2%	—%	(1)%	13%
Reinsurance Solutions	353	321	10	1	—	1	8
Health Solutions	497	423	17	2	—	(1)	16
Wealth Solutions	351	327	7	3	—	—	4
Eliminations	(4)	(6)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,702	$2,385	13%	2%	—%	(1)%	12%

Total revenue increased $317 million, or 13%, to $2,702 million compared to the prior year period, including organic revenue growth of 12% reflecting growth in the core, driven by net new business generation and ongoing strong retention, as well as double-digit growth overall in the more discretionary portions of the business.

Commercial Risk Solutions organic revenue growth of 13% reflects growth across every major geography, driven by strong new business generation, retention and management of the renewal book portfolio. Strength in retail brokerage was highlighted by double-digit growth in the U.S., Latin America, and Asia and the Pacific, driven by continued strength in core P&C, as well as double-digit growth in transaction liability and project-related work. Results also reflect solid growth globally in the affinity business across both consumer and business solutions. On average globally, exposures and pricing were modestly positive, resulting in a modestly positive market impact.
Reinsurance Solutions organic revenue growth of 8% reflects strong growth in treaty, driven by continued net new business generation globally, as well as double-digit growth in facultative placements, partially offset by a modest decline in capital markets transactions. Market impact was modestly positive on results in the quarter. The majority of revenue in our treaty portfolio is recurring in nature and is recorded in connection with the major renewal periods that take place throughout the first half of the year, while the second half of the year is largely driven by facultative placements and capital markets that are more transactional in nature.

Health Solutions organic revenue growth of 16% reflects double-digit growth in Human Capital, driven by both rewards and assessments solutions. In health and benefits brokerage, solid growth globally in the core was driven by strong retention and management of the renewal book portfolio, as well as growth in the more discretionary areas, primarily voluntary benefits and project-related work. Results include a positive impact from the timing of certain revenue.

Wealth Solutions organic revenue growth of 4% reflects strong growth in delegated investment management. Results also reflect modest growth in Retirement Consulting, driven by higher utilization rates and project-related work.

THIRD QUARTER 2021 EXPENSE REVIEW

	Three Months Ended September 30,
(millions)	2021	2020	$ Change	% Change
Expenses
Compensation and benefits	$1,835	$1,387	$448	32%
Information technology	130	107	23	21
Premises	98	70	28	40
Depreciation of fixed assets	56	42	14	33
Amortization and impairment of intangible assets	36	50	(14)	(28)
Other general expense	1,348	288	1,060	368
Total operating expenses	$3,503	$1,944	$1,559	80%

Compensation and benefits expense increased $448 million, or 32%, compared to the prior year period due primarily to a $245 million increase in charges related to terminating the combination with Willis Towers Watson and related costs, an increase in expense associated with 12% organic revenue growth, a $65 million negative impact from the repatterning of discretionary expenses within the year, as previously described, and a $28 million unfavorable impact from foreign currency translation.

Information technology expense increased $23 million, or 21%, compared to the prior year period due primarily to a $17 million increase in charges related to terminating the combination with Willis Towers Watson and related costs and an increase in expense associated with 12% organic revenue growth.

Premises expense increased $28 million, or 40%, compared to the prior year period due primarily to a $22 million increase in charges related to terminating the combination with Willis Towers Watson and related costs and a $2 million unfavorable impact from foreign currency translation.

Depreciation of fixed assets increased $14 million, or 33%, compared to the prior year period due primarily to a $16 million increase in charges related to terminating the combination with Willis Towers Watson and related costs.

Amortization and impairment of intangible assets decreased $14 million, or 28%, compared to the prior year period, which included $10 million of asset impairments.

Other general expenses increased $1.1 billion, or 368%, compared to the prior year period due primarily to a $1.0 billion increase in charges related to terminating the combination with Willis Towers Watson and related costs and an increase in expense associated with 12% organic revenue growth.

All remaining charges related to terminating the combination with Willis Towers Watson, including the termination fee, have been recognized in Q3 2021.

THIRD QUARTER 2021 INCOME SUMMARY
Certain noteworthy items impacted adjusted operating income and adjusted operating margins in the third quarters of 2021 and 2020, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended September 30,
(millions)	2021	2020	% Change
Revenue	$2,702	$2,385	13%
Expenses	3,503	1,944	80
Operating income (loss)	$(801)	$441	(282)%
Operating margin	(29.6)%	18.5%
Operating income - as adjusted	$598	$534	12%
Operating margin - as adjusted	22.1%	22.4%

Operating income decreased to $(801) million and operating margin decreased 4,810 basis points compared to the prior year period, due primarily to a $1.3 billion increase in charges related to terminating the combination with Willis Towers Watson and related costs. Operating income, adjusted for certain items increased $64 million, or 12%, and operating margin, adjusted for certain items, decreased 30 basis points to 22.1%, each compared to the prior year period. Adjusted operating income and adjusted operating margin primarily reflect strong organic revenue growth that significantly outpaced investment, as well as a $65 million, or 240 basis points, negative impact from the repatterning of discretionary expenses, as previously described.

Interest income and interest expense were flat compared to the prior year period. Other pension income increased $1 million to $5 million compared to the prior year period. Other income increased $9 million to $5 million compared to the prior year period, primarily reflecting net gains due to the favorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, October 29, 2021 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

(1)Aon Corporation, a subsidiary of Aon plc, paid the Regulatory Termination Fee to Willis Towers Watson on July 27, 2021, reflecting that U.S. business services provided by Aon Corporation and its subsidiaries were the primary focus of the Department of Justice’s challenge to our proposed combination. The Regulatory Termination Fee was paid to defend the existing U.S. business of Aon Corporation and to avoid additional remedy divestitures of critical Aon Corporation business segments in the U.S. and the continuing delay and uncertainty in completing the combination.

About Aon
Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Our colleagues provide our clients in over 120 countries with advice and solutions that give them the clarity and confidence to make better decisions to protect and grow their business.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations, the uncertainty surrounding the COVID-19 pandemic, and the termination of Aon’s Business Combination Agreement with Willis Towers Watson Public Limited Company regarding the combination of the parties (the “Combination”). All statements other than statements of historical facts that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, references to future successes, the termination of the Combination and divestitures planned in connection therewith, and pending or potential litigation relating to the Combination and divestitures planned in connection therewith, including as a result of the termination or potential termination of such transactions, are forward-looking statements. Also, when Aon uses the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward-looking statements: general economic and political conditions in different countries in which Aon does business around the world, including the U.K.’s withdrawal from the European Union; changes in the competitive environment or damage to Aon’s reputation; fluctuations in exchange and interest rates that could influence revenue and expenses; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility or increasing borrowing costs; rating agency actions that could affect Aon's ability to borrow funds; volatility in Aon’s tax rate due to a variety of different factors, including U.S. tax reform; changes in estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., Ireland, the U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel, whether as a result of the termination of the Combination or otherwise; international risks associated with Aon’s global operations; the effects of natural or man-made disasters, including the effects of COVID-19 and other health pandemics; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to Aon’s reputation among clients, markets or third parties; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon manages certain risks created in connection with the services, including fiduciary and investments, consulting, and other advisory services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to continue, and the costs and the costs and risks associated with, growing, developing and integrating companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or Aon’s relationships with insurance carriers; Aon’s ability to implement initiatives intended to yield, and the ability to achieve, cost savings; Aon’s ability to realize the expected benefits from its restructuring plan; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of the failure to consummate the Combination; the failure to realize the expected benefits of the Combination (including anticipated revenue and growth synergies); significant transaction costs in connection with the terminated Combination and divestitures planned in connection with the Combination; litigation associated with the termination of the Combination and divestitures planned in connection with the Combination; the payment of the termination fee in connection with the termination of the Combination; the potential impact of the termination of the Combination on relationships, including with suppliers, customers, employees and regulators; and general economic, business and political conditions (including any epidemic, pandemic or disease outbreak, including COVID-19) that affect the Company.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for the year ended December 31, 2020, and the quarters ended March 31, 2021,

June 30, 2021, and September 30, 2021 are not necessarily indicative of results that may be expected for any future period, particularly in light of the continuing effects of the COVID-19 pandemic. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the Securities and Exchange Commission (the “SEC”). See Aon’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United State (“U.S. GAAP”) related to organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, and adjusted earnings per share that exclude the effects of intangible asset amortization, restructuring, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact is determined by translating last year’s revenue, expense, or net income at this year’s foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with expenses for estimated intangible asset amortization, restructuring, and certain other noteworthy items, such as the change to the U.K. corporate income tax rate. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Investor Relations	Nadine Youssef
+1 312-381-3310	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except per share data)	2021	2020	% Change	2021	2020	% Change
Revenue
Total revenue	$2,702	$2,385	13%	$9,113	$8,101	12%
Expenses
Compensation and benefits	1,835	1,387	32%	5,182	4,270	21%
Information technology	130	107	21%	359	325	10%
Premises	98	70	40%	251	217	16%
Depreciation of fixed assets	56	42	33%	138	124	11%
Amortization and impairment of intangible assets	36	50	(28)%	112	205	(45)%
Other general expense	1,348	288	368%	1,955	892	119%
Total operating expenses	3,503	1,944	80%	7,997	6,033	33%
Operating income (loss)	(801)	441	(282)%	1,116	2,068	(46)%
Interest income	3	3	—%	9	5	80%
Interest expense	(80)	(80)	—%	(237)	(252)	(6)%
Other income (expense) (1)	10	—	100%	7	19	(63)%
Income (loss) before income taxes	(868)	364	(338)%	895	1,840	(51)%
Income tax expense (2)	23	82	(72)%	460	356	29%
Net income (loss)	(891)	282	(416)%	435	1,484	(71)%
Less: Net income attributable to noncontrolling interests	9	7	29%	43	39	10%
Net income (loss) attributable to Aon shareholders	$(900)	$275	(427)%	$392	$1,445	(73)%

Basic net income (loss) per share attributable to Aon shareholders	$(3.99)	$1.18	(438)%	$1.73	$6.21	(72)%
Diluted net income (loss) per share attributable to Aon shareholders	$(3.99)	$1.18	(438)%	$1.72	$6.18	(72)%
Weighted average ordinary shares outstanding - basic	225.4	232.6	(3)%	226.5	232.8	(3)%
Weighted average ordinary shares outstanding - diluted	225.4	233.5	(3)%	227.7	233.9	(3)%
(1)Included in Other income (expense) for both the three and nine months ended September 30, 2020 is $1 million respectively, of income that was previously classified as net income from discontinued operations.
(2)The effective tax rate was (2.6)% and 22.5% for the three months ended September 30, 2021 and 2020, respectively, and 51.4% and 19.3% for the nine months ended September 30, 2021 and 2020, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended September 30,
(millions)	2021	2020	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$1,505	$1,320	14%	2%	—%	(1)%	13%
Reinsurance Solutions	353	321	10	1	—	1	8
Health Solutions	497	423	17	2	—	(1)	16
Wealth Solutions	351	327	7	3	—	—	4
Elimination	(4)	(6)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,702	$2,385	13%	2%	—%	(1)%	12%

	Nine Months Ended September 30,
(millions)	2021	2020	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$4,788	$4,197	14%	4%	—%	(1)%	11%
Reinsurance Solutions	1,775	1,617	10	2	—	1	7
Health Solutions	1,503	1,316	14	3	—	—	11
Wealth Solutions	1,062	984	8	4	—	1	3
Elimination	(15)	(13)	N/A	N/A	N/A	N/A	N/A
Total revenue	$9,113	$8,101	12%	3%	—%	—%	9%
(1)Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended September 30, 2021 and 2020 was $2 million and $3 million, respectively. Fiduciary investment income for the nine months ended September 30, 2021 and 2020 was $6 million and $23 million, respectively.
(3)Organic revenue growth includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flows from Operations (Unaudited)

	Nine Months Ended September 30,
(millions)	2021	2020	% Change
Cash Provided by Operating Activities	$1,251	$2,023	(38)%
Capital Expenditures Used for Operations	(102)	(119)	(14)%
Free Cash Flows Provided by Operations (1)	$1,149	$1,904	(40)%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income (Loss) and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except percentages)	2021	2020	% Change	2021	2020	% Change
Revenue	$2,702	$2,385	13%	$9,113	$8,101	12%

Operating income (loss)	$(801)	$441	(282)%	$1,116	$2,068	(46)%
Amortization and impairment of intangible assets	36	50		112	205
Transaction costs and other charges related to the combination and resulting termination (2)	1,363	43		1,436	79
Operating income - as adjusted	$598	$534	12%	$2,664	$2,352	13%
Operating margin	(29.6)%	18.5%		12.2%	25.5%
Operating margin - as adjusted	22.1%	22.4%		29.2%	29.0%

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except percentages)	2021	2020	% Change	2021	2020	% Change
Operating income - as adjusted	$598	$534	12%	$2,664	$2,352	13%
Interest income	3	3	—%	9	5	80%
Interest expense	(80)	(80)	—%	(237)	(252)	(6)%
Other income (expense):
Other income (expense) - pensions - as adjusted	5	4	25%	19	10	90%
Other income (expense) - other	5	(4)	225%	(12)	9	(233)%
Total Other income (expense) - as adjusted	10	—	100%	7	19	(63)%
Income (loss) before income taxes - as adjusted	531	457	16%	2,443	2,124	15%
Income tax expense (3)	127	92	38%	507	404	25%
Net income (loss) - as adjusted	404	365	11%	1,936	1,720	13%
Less: Net income attributable to noncontrolling interests	9	7	29%	43	39	10%
Net income (loss) attributable to Aon shareholders - as adjusted	$395	$358	10%	$1,893	$1,681	13%
Diluted net income (loss) per share attributable to Aon shareholders - as adjusted	$1.74	$1.53	14%	$8.31	$7.19	16%
Weighted average ordinary shares outstanding - diluted (4)	226.9	233.5	(3)%	227.7	233.9	(3)%
Effective Tax Rates (3)
U.S. GAAP	(2.6)%	22.5%		51.4%	19.3%
Non-GAAP	23.9%	20.1%		20.8%	19.0%
(1)Certain noteworthy items impacting operating income (loss) in the three and nine months ended September 30, 2021 and 2020 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)As part of the terminated combination with WTW, certain transaction costs have been incurred by the Company through the third quarter of 2021. These costs may include advisory, legal, accounting, valuation, and other professional or consulting fees related to the combination, including planned divestitures that have been terminated, as well as certain compensation expenses and expenses related to further steps on our Aon United operating model as a result of the termination. Additionally, this includes the $1 billion Termination Fee paid in connection with the termination of the combination.
(3)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with accelerated tradename amortization, impairment charges, and certain transaction costs and other charges related to the combination and resulting termination, which are adjusted at the related jurisdictional rate. In addition, income tax expense for the nine months ended September 30, 2021 was adjusted to exclude the impact of remeasuring the net deferred tax liabilities in the U.K. as a result of the corporate income tax rate increase enacted in the second quarter of 2021.
(4)For the three months ended September 30, 2021, the Weighted average ordinary shares outstanding includes the dilutive effect of approximately 1.5 million of potentially issuable shares, which have been excluded from the U.S. GAAP Weighted average ordinary shares outstanding.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$609	$884
Short-term investments	310	308
Receivables, net	3,117	3,070
Fiduciary assets (1)	14,017	13,798
Other current assets	687	624
Total current assets	18,740	18,684
Goodwill	8,547	8,666
Intangible assets, net	529	640
Fixed assets, net	541	599
Operating lease right-of-use assets	823	911
Deferred tax assets	761	724
Prepaid pension	1,350	1,280
Other non-current assets	525	610
Total assets	$31,816	$32,114

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,995	$2,016
Short-term debt and current portion of long-term debt	150	448
Fiduciary liabilities	14,017	13,798
Other current liabilities	1,348	1,171
Total current liabilities	17,510	17,433
Long-term debt	8,250	7,281
Non-current operating lease liabilities	817	897
Deferred tax liabilities	414	262
Pension, other postretirement, and postemployment liabilities	1,607	1,763
Other non-current liabilities	919	895
Total liabilities	29,517	28,531

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	6,529	6,312
Retained earnings (accumulated deficit)	(445)	1,042
Accumulated other comprehensive loss	(3,877)	(3,861)
Total Aon shareholders' equity	2,209	3,495
Noncontrolling interests	90	88
Total equity	2,299	3,583
Total liabilities and equity	$31,816	$32,114
(1)Includes cash and short-term investments of $6,412 million and $5,681 million for the periods ended September 30, 2021 and December 31, 2020, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(millions)	2021	2020
Cash flows from operating activities
Net income	$435	$1,484
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	(2)	(25)
Depreciation of fixed assets	138	124
Amortization and impairment of intangible assets	112	205
Share-based compensation expense	346	207
Deferred income taxes	83	(4)
Change in assets and liabilities:
Fiduciary receivables	359	(1,051)
Short-term investments — funds held on behalf of clients	(786)	(706)
Fiduciary liabilities	427	1,757
Receivables, net	(79)	193
Accounts payable and accrued liabilities	22	(191)
Current income taxes	47	34
Pension, other postretirement and postemployment liabilities	(101)	(117)
Other assets and liabilities (1)	250	113
Cash provided by operating activities	1,251	2,023
Cash flows from investing activities
Proceeds from investments	51	34
Payments for investments	(68)	(80)
Net sales (purchases) of short-term investments — non-fiduciary	(2)	(312)
Acquisition of businesses, net of cash acquired	(3)	(368)
Sale of businesses, net of cash sold	8	30
Capital expenditures	(102)	(119)
Cash used for investing activities	(116)	(815)
Cash flows from financing activities
Share repurchase	(1,543)	(963)
Issuance of shares for employee benefit plans	(122)	(141)
Issuance of debt	3,173	4,153
Repayment of debt	(2,436)	(3,857)
Cash dividends to shareholders	(335)	(307)
Noncontrolling interests and other financing activities	(117)	(31)
Cash used for financing activities	(1,380)	(1,146)
Effect of exchange rates on cash and cash equivalents	(30)	(31)
Net increase (decrease) in cash and cash equivalents	(275)	31
Cash and cash equivalents at beginning of period	884	790
Cash and cash equivalents at end of period	$609	$821
(1)Included in Other assets and liabilities for the nine months ended September 30, 2020 is $1 million previously classified as Net income from discontinued operations and a $112 million cash outflow previously classified as Restructuring reserves.